Exhibit 8.1

Entity Name (Parent of Group)	Number of Subsidiaries Omitted	Location of Operations	Description of Group
OPC Energy Ltd.
OPC Holdings Israel Ltd.
ICG Energy, Inc
OPC US Inc.
CPV Group LP
OPC Power Plants Ltd	6	Non-US	Operating power plants in Israel
CPV Power Holdings LP	14	US	Gas-fired power plants in operation and under construction and development
CPV Renewable Energy Company, Inc	3	US	Renewable energy power plant
CPV Renewable Power LP	27	US	Renewable energy projects and construction and development